UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2006

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court, Suite 200 Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 287-5680

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Bonus Granted to Executive Officers

On August 9, 2006, the Human Resources and Compensation Committee of Cadmus Communications Corporation (the “Company”) finalized the approval of (i) a cash bonus in the amount of $165,000 for Paul K. Suijk, the Senior Vice President and Chief Financial Officer of the Company, to be paid in August 2006 and (i) a cash bonus in the amount of $65,000 for Christopher T. Schools, Vice President and Treasurer of the Company, to be paid in August 2006. The Committee awarded the bonuses to Messrs. Suijk and Schools in recognition of their significant roles in helping the Company reach a resolution with the Internal Revenue Service (“IRS”) on the tax treatment of a transaction executed in fiscal year 2005 related to the Company’s Mack Printing Company subsidiary. As a result of the resolution with the IRS, the Company expects to realize a total net cash benefit of $37.4 million. The Company has received $14.4 million and expects to utilize the balance in future years as a reduction to income taxes otherwise payable on future income earned.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

Date: August 15, 2006